EXHIBIT 5.1

August 15, 2014

Old National Bancorp

One Main Street

Evansville, Indiana 47708

Ladies and Gentlemen:

We have acted as counsel to Old National Bancorp (the “Corporation”), an Indiana corporation, in connection with the issuance and sale of $175,000,000 aggregate principal amount of its 4.125% Senior Notes due 2024 (the “Securities”) under that certain senior indenture dated as of July 23, 1997 (the “Base Indenture”) between the Corporation and The Bank of New York Mellon Trust Company, N.A. (as successor to J.P. Morgan Trust Company, National Association (as successor to Bank One, NA)), as trustee (the “Trustee”), as supplemented by a second indenture supplement thereto, dated as of August 15, 2014, between the Corporation and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), subject to the terms and conditions of the Underwriting Agreement (the “Underwriting Agreement”), dated August 12, 2014, by and between the Corporation and Sandler O’Neill + Partners, L.P. (the “Underwriter”). The Securities are being offered and sold under a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 6, 2014 (File No. 333-196587) (the “Registration Statement”), including a base prospectus dated June 6, 2014 (the “Base Prospectus”), and a prospectus supplement dated August 12, 2014 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) the Prospectus; (iii) the Issuer Free Writing Prospectuses filed by the Corporation with the Commission on August 11, 2014 and August 12, 2014; (iv) the Officers’ Certificate to the Underwriting Agreement; (v) the Secretary’s Certificate to the Underwriting Agreement; (vi) the Global Note (as defined in the Supplemental Indenture); (vii) the Indenture; (viii) the Underwriting Agreement; (ix) the Corporation’s Amended and Restated Articles of Incorporation, as amended and currently in effect; (x) the Corporation’s Amended and Restated Bylaws, as currently in effect; (xi) records of proceedings and actions of the Corporation’s Board

Old National Bancorp

August 15, 2014

of Directors and the Pricing Committee of the Corporation relating to the issuance and sale of the Securities and related matters; and (xii) such other agreements, proceedings, documents and records and such matters of law as we have deemed necessary or appropriate to enable us to render this opinion. As to certain facts material to our opinion, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Corporation. In rendering this opinion, we have assumed that the parties to the documents (other than the Corporation) have the necessary power and authority to execute, deliver and perform their obligations under the respective documents, such execution, delivery and performance does not violate such parties’ organizational documents or relevant laws, and such parties have duly authorized, executed and delivered the documents; genuineness of signatures; the authenticity; accuracy and completeness of all documents, records and certificates submitted to us as originals; the conformity to the originals of all documents, records and certificates submitted to us as copies; and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies.

Based upon and subject to the foregoing, it is our opinion that following (i) the issuance of the Securities in accordance with the Indenture, the Underwriting Agreement and the Prospectus Supplement, (ii) the execution, authentication, issuance and delivery of the Securities, substantially in the form of the Global Note, in accordance with the Indenture and (iii) the receipt by the Corporation of the consideration specified in, or determined in accordance with the Underwriting Agreement, the Securities will constitute valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms.

Our opinions set forth above are subject to the qualifications that: (i) the enforceability of any document or instrument of the Corporation may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and similar laws relating to or affecting the enforcement of creditors’ rights; (ii) the enforceability of equitable rights and remedies provided for in any such agreement is subject to judicial discretion, and the enforceability of such agreement may be limited by general principles of equity; (iii) the enforceability of such document or instrument may be limited by public policy; and (iv) certain remedial, waiver and other provisions of such document or instrument may be unenforceable.

The foregoing opinions are limited to the Federal laws of the United States and the laws of the State of Indiana and the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

In rendering the foregoing opinions, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or Prospectus or other offering material regarding the Corporation or the Securities or their offering and sale.

Old National Bancorp

August 15, 2014

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Corporation’s Current Report on Form 8-K dated August 15, 2014 and to the reference made to us in the Prospectus Supplement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are “experts” within the meaning of Section 11 of the Securities Act, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Krieg DeVault LLP

Krieg DeVault LLP